Exhibit 99.3

Cannabis Sativa Inc.
Unaudited ProForma Combined Balance Sheets

	CBDS June 30, 2017	PrestoCorp June 30, 2017	Pro Forma Adjustments	Ref	Pro Forma Balance

Assets

Cash	$441,469	$45,612			$487,081
Accounts receivable	2,128	1,500			3,628
Inventory	18,566				18,566
Other current assets	81,386	7,065			88,451
Total Current Assets	543,549	54,177			597,726

Equipment, net	3,534	8,770			12,304
Intangible assets	3,217,011		5,463,000	(1)	8,680,011
Other long term assets	50,742				50,742
Total Assets	$3,814,836	$62,947	$5,463,000		$9,340,783

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable & accrued expenses	715,347	36,149			751,496
Income taxes payable	-	3,998			3,998
Related party payable	302,793	4,226			307,019
Total current liabilities	1,018,140	44,373			1,062,513

Stockholders' Equity (Deficit)

Preferred Stock $0.001 par value; 5,000,000 shares authorized,
732,018 issued and outstanding	732				732
Common Stock, $0.0001 par value, 5,000 shares authorized,	-	-			-
issued and outstanding
Common Stock, $0.001 par value, 45,000,000 shares authorized,
19,255,796 issued and outstanding	19,524				19,524
Additional Paid in Capital	65,751,392	-	2,351,574	(3)(4)	68,102,966
Retained earnings (accumulated deficit)	(63,154,146)	18,574	(18,574)	(4)	(63,154,146)
Non-controlling Interest	179,194		3,130,000		3,309,194
Total Stockholders' Equity (Deficit)	2,796,696	18,574	5,463,000	-	8,278,270
Total Liabilities and Stockholders' Equity (Deficit)	$ 3,814,836	$ 62,947	$ 5,463,000		$ 9,340,783

References (2017 Balance Sheet):
1.	Based on preliminary purchase price allocation to intangible assets
2.	The purchase price includes an earn-out based on future performance of the Company with the maximum amounts payable of $510,000 in 2019 and $510,000 in 2020 if certain revenue and income milestones are achieved.
3.	Estimated fair value of equiity issued in the purchase. Such valuation is pending final allocation.
4.	Elimination of historical earnings of PrestoCorp to Paid-in-capital.

Cannabis Sativa, Inc.
Unaudited ProForma Combined Statement of Income
For the Year Ended December 31, 2016

	For the Year Ended December 31, 2016
	CBDS	PrestoCorp	Proforma Adjustments	Proforma Balance

Revenues	29,168	517,474		546,642
Expenses	3,183,767	494,707	300,000(1)	3,978,474
Minority interest	(21,223)	-	(11,156)(2)	(32,379)
Net Loss	$(3,133,376)	$22,767	$(288,844)	$(3,399,453)

Adjustments:
1.) To record amortization of PrestoCorp intangibles of $300,000 for the year.
2.) To eliminate the non-controlling interest in the net income for the year.

Cannabis Sativa, Inc.
Unaudited ProForma Statement of Income
For the Six Months Ended June 30, 2017

	CBDS June 30, 2017	PrestoCorp June 30, 2017	Proforma Adjustments	Proforma Balance

Revenues	3,046	489,246		492,292
Expenses	3,970,619	486,588	150,000(1)	4,607,207
Loss attributable to minority interests	(39,758)	-	(1,303)(2)	(41,061)
Net Loss	$(3,927,815)	$2,658	$(151,303)	$(4,076,459)

Adjustments:
1.) To record amortization of tPrestoCorp intangibles of $150,000 for the six months plus $4,000 of interest expense on a loan to Cannabis Sativa from a related party of $200,000.
2.) To eliminate the non-controlling interest in net income